SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  Nov. 5, 2010
________________________

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03140	NORTHERN STATES POWER COMPANY	39-0508315
(a Wisconsin corporation)
1414 W. Hamilton Avenue
Eau Claire, Wisconsin 54701
(715) 839-2625
________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In August, 2010, Northern States Power Company, a Wisconsin corporation and wholly owned subsidiary of Xcel Energy Inc, (NSP-Wisconsin) filed a request with the Public Service Commission of Wisconsin (PSCW) to reopen the 2010 rate case and increase retail electric rates for 2011 by $29.1 million, or 5.4 percent, based on a forecast 2011 test year.  As part of the resolution of its 2010 electric rate case, the PSCW allowed NSP-Wisconsin to file an application to reopen the 2010 rate case for the limited purpose of updating electric rates for 2011 to reflect anticipated increases in fixed charges, fuel, and the pension-related components of the interchange agreement.

The requested increase in electric rates is primarily related to production and transmission fixed charges, specifically new investment in cleaner sources of energy and transmission lines to help reliably meet customers' electric needs as well as forecast cost increases for fuel and purchased power.  Partially offsetting these increased costs is a refund of the Wisconsin customers’ share of excess funds in the Monticello nuclear generating plant external decommissioning fund.  No changes are requested to the capital structure or return on equity authorized by the PSCW in the 2010 base rate case.

On Nov. 5, 2010 the PSCW staff filed their direct testimony recommending an increase of $20.1 million or 3.7 percent.  The major cost components of the requested increase and PSCW staff recommendations are summarized below:

(Millions of Dollars)	NSP-Wisconsin’s Request	PSCW Staff Recommendation
Production and transmission fixed charges	$19.3	$16.8
Fuel and purchased power	12.1	6.6
Other	3.5	2.5
Monticello nuclear decommissioning fund refund	(5.8)	(5.8)
Total	$29.1	$20.1

The only other party to file direct testimony was the Wisconsin Industrial Energy Group (WIEG).  WIEG’s testimony advocates for an alternate class cost allocation and rate design that would reduce the size of the rate increase for large energy consumers.

Rebuttal testimony from all parties will be filed on Nov.12, 2010, and the PSCW will hold technical and public hearings on Nov. 17, 2010.  NSP-Wisconsin has requested that the PSCW approve this application to allow new rates to be effective Jan. 1, 2011.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy and NSP-Wisconsin in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s and NSP-Wisconsin’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010,  June 30, 2010 and Sept. 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nov. 12, 2010	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Wisconsin corporation)

/s/ DAVID M. SPARBY
David M. Sparby
Vice President and Chief Financial Officer